EXHIBIT 99.2

American Eagle Outfitters, Inc.
January 2006
Recorded Sales Commentary Transcript dated February 1, 2006

Good afternoon and welcome to the American Eagle Outfitters January 2006 Sales Commentary. I am Joan Hilson, Senior Vice President of Finance. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in the Management's Discussion and Analysis sections of our quarterly and annual reports filed with the SEC.

I'm pleased to report that January sales met our expectations. Positive traffic and volume trends reflected strong gift card redemptions and the shift of the New Year's holiday. Total sales for the month ended January 28th, 2006 increased 17.5% to a record $128.8 million, compared to $109.6 million for the same month last year. January comparable store sales increased 11.3%, which compares to a 22% comp increase last year. For the fiscal year, total sales reached a record $2.3 billion, driven by a 15.5% comp increase.

Entering February, we are comfortable with holiday inventory levels, which are consistent with our plan. In addition to a solid finish to the holiday season, we had a positive customer response to our Spring Transition assortment. Additionally, on January 24th, we introduced a strong follow-on line with our first major Spring floor-set, featuring updated colors, silhouettes and focused key items.  Although it's early in the season, the initial customer response to Spring One has been favorable.

Ae.com achieved a 42% increase in sales during January. Targeted customer e-mails as well as improved site efficiency and traffic growth contributed to the strong performance of ae.com.

Turning now to the components of January sales, all trends were generally positive. Store traffic increased, contributing to strong transactions per store, which increased in the low double-digits. A mid single-digit increase in our average unit retail price was driven by a higher sales contribution of spring merchandise compared to last year. Units sold per store were up in the high single-digits. Despite a low-single digit decrease in units per transaction, our average transaction value increased slightly, due to the higher average unit retail price.

Both our women's and men's businesses achieved low double-digit comp increases in January, driven by strength in key categories. Women's saw increases in knits, skirts, denim and intimates. Our men's business had strength in knits, denim, shorts, underwear and accessories.

Within the month, our strongest performance came in week one, driven by the shift of the New Year's holiday, as well as strong gift card redemptions, which rose 39% over last year. Our positive comp performance by week compares to comp increases last year as follows:

  Week one of high-teen, compared to low-thirty;
  Week two of mid single-digit, compared to high-teen;
  Week three of low double-digit, compared to mid-teen; and
  Week four of high single-digit, compared to low-twenty last year.

All geographic regions comped positively in January as follows:

  The Northeast and Southeast achieved a mid-teen comp;
  The Southwest posted a low double-digit comp;
  The West and Mid-Atlantic regions rose in the high single-digits;
  The Mid-West was positive mid single-digits; and
  Our Canadian stores performed at a mid-teen comp.

Based on January performance, we are maintaining our fourth quarter earnings expectation of 70 to 72 cents per share. Keep in mind that our fourth quarter earnings estimate includes a tax charge of approximately 2 cents related to the repatriation of foreign earnings. This compares to fourth quarter earnings from continuing operations last year of 70 cents per share.

We will report our fourth quarter earnings along with February sales on the morning of Wednesday, March 1st.  Our recorded sales call will be available that day at 7:30 a.m., and at 9:00 a.m., management will hold a conference call to discuss fourth quarter earnings. To listen to the earnings call, please dial 877-601-0864, or go to our website ae.com.

Thank you for your interest in American Eagle Outfitters and I look forward to sharing our results with you again next month.